EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Registration Statements on Form S-8

Name	Registration Number	Date Filed

1999 Stock Option and Restricted Stock Plan	333-78123	May 10, 1999

1999 Stock Option and Restricted Stock Plan	333-42342	July 27, 2000

1999 Stock Option and Restricted Stock Plan	333-62718	June 11, 2001

1999 Stock Option and Restricted Stock Plan	333-100711	October 24, 2002

Amended and Restated 1999 Stock Option and Restricted Stock Plan	333-116805	June 24, 2004

2009 Stock Option and Restricted Stock Plan	333-164354	January 15, 2010

of our report dated March 31, 2014, with respect to the consolidated financial statements and schedule of Radio One, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Radio One, Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Baltimore, Maryland
March 31, 2014